UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2017

DIGITAL POWER CORPORATION

(Exact name of registrant as specified in its charter)

California	001-12711	94-1721931
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

48430 Lakeview Blvd, Fremont, CA 94538-3158

(Address of principal executive offices) (Zip Code)

(510) 657-2635

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02 (c) and (d) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 16, 2017, the Board of Directors appointed Mr. Milton “Todd” Ault, III, age 47, as Executive Chairman of the Board.

Mr. Ault is a seasoned business professional and entrepreneur that has spent more than twenty-seven years identifying value in various financial markets including equities, fixed income, commodities, and real estate. Mr. Ault founded on February 25, 2016 Alzamend Neuro, Inc., a biotechnology firm dedicated to finding the treatment, prevention and cure for Alzheimer’s Disease and has served as its Chairman since. Mr. Ault has served as Chairman of Ault & Company, a holding company since December 2015, and as Chairman of Avalanche International Corp since September 2014, a company whose shares are registered under the Securities Exchange Act of 1934, as amended. Since January, 2011, Mr. Ault has been the Vice President of Business Development for MCKEA Holdings, LLC, a family office. Through this position, Mr. Ault has consulted for a few publicly traded and privately held companies, providing each of them the benefit of his diversified experience, that range from development stage to seasoned businesses. He was the President, Chief Executive Officer, Director and Chairman of the Board of Zealous, Inc. from August 2007 until June 4, 2010 and again from February 2011 through May 1, 2011. Mr. Ault was a registered representative at Strome Securities, LP, from July 1998 until December 2005, where he was involved in portfolio management and worked on several activism campaigns including Taco Cabana, Jack In The Box (formerly Foodmaker), and 21st Century Holdings Co. Mr. Ault became majority shareholder of Franklin Capital Corp and was elected to its board of directors in July 2004 and became its Chairman and Chief Executive Officer in October 2004 serving until January 2006, and again from July 2006 to January 2007. In April 2005, the company changed its name to Patient Safety Technologies, Inc. (OTCBB:PSTX, OTCQB:PSTX) (“PST”) and purchased SurgiCount Medical, Inc. Stryker Corporation (NYSE:SYK) acquired PST at the beginning of 2014 in a deal valued at approximately one hundred twenty million dollars ($120,000,000). PST’s wholly owned operating subsidiary, SurgiCount Medical, Inc., is the company that developed the SafetySponge® System; a bar coding technology for inventory control that aims to detect and prevent the incidence of foreign objects left in the body after surgery.

We believe that Mr. Ault’s business background demonstrates he has the qualifications to serve as one of our directors and as Chairman.

Family Relationships

Mr. Ault is the spouse of Kristine L. Ault, who is one of the directors of Digital Power Corporation.

Related Party Transactions.

As previously disclosed in a Form 8-K dated March 9, 2017, the Company entered into a Preferred Stock Purchase Agreement (the “Purchase Agreement”) with Philou Ventures, LLC (“Philou”). Philou is the Company’s largest stockholder and Ms. Ault, a director of the Company, controls and is the Manager of Philou. Mr. Ault is the spouse of Kristine L. Ault. Pursuant to the terms of the Purchase Agreement, Philou will invest up to $5,000,000 in the Company through the purchase of Series B Preferred Stock (“Preferred Stock”) over the Term, as specified herein. Each share of Preferred Stock shall be purchased at $10.00 up to a maximum issuance of 500,000 shares of Preferred Stock. Philou guarantees to purchase by May 31, 2017, the greater of: (i) 100,000 shares of Preferred Stock or (ii) a sufficient number of shares of Preferred Stock to ensure that the Company has sufficient stockholders’ equity to meet the minimum continued listing standards of the NYSE MKT. In addition, for as long as the Preferred Stock is outstanding, Philou, at its discretion, may voluntarily purchase additional shares of Preferred Stock up to the maximum of 500,000 shares. Please see the Form 8-K dated March 9, 2017 for more information regarding this transaction.

On December 29, 2016, MCKEA Holdings lent the Company $250,000 in the form of a demand note bearing simple interest at 6.0%. Kristine L. Ault is the managing member of MCKEA Holdings, which in turn, is the member of Philou Ventures, LLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Digital Power Corporation
a California corporation

Dated: March 21, 2017	/s/ Amos Kohn
Amos Kohn
President and Chief Executive Officer

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